202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

      Lakeland Industries, Inc. Reports Fiscal 2021 Second Quarter Financial Results

Second Quarter Records Set for Revenues, Operating Income, and Free Cash Flow
Driven by COVID-19 Demand and New Industrial Customers;

Gross Margins of 49.5% at Highest Level in Company History;

 Improved Profitability Measures and Operating Efficiencies/Leverage Deliver 269% Increase in Operating Income;

Visibility Raised for Sustained Improvements Post-COVID-19;

Second Quarter Ends with Cash of $34.9 Million Up 49% from End of First Quarter

DECATUR, AL – September 9, 2020 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2021 second quarter ended July 31, 2020.

Fiscal 2021 Second Quarter Financial Results Highlights
●
Net sales for 2Q21 of $35.0 million, up 27.5% as compared with 2Q20 of $27.5 million
●
Gross profit for 2Q21 of $17.3 million, compared with 2Q20 of $10.4 million
●
Gross margin as a percentage of net sales in 2Q21 was 49.5%, compared to 37.9% in 2Q20
●
Operating expenses of $7.6 million in 2Q21, down from $7.8 million in 2Q20
●
Operating profit of $9.7 million in 2Q21, up from $2.6 million in 2Q20
●
Net income of $9.3 million or $1.17 per basic common share in 2Q21, up from $1.4 million or $0.17 per basic common share in 2Q20
●
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* of $10.5 million, compared with $2.6 million in 2Q20
●
Capital expenditures for 2Q21 of $0.5 million, up from $0.4 million in 2Q20
●
Cash of $34.9 million at 7/31/20, up 49% from 4/30/20 and 139% from 1/31/20
●
Debt paid off as of 7/31/20, down from $1.2 million at beginning of fiscal year
●
Stockholders’ equity of $103.4 million at 7/31/20, up $18.3 million from $85.1 million at 1/31/20
●
No shares acquired in 2Q21 as part of $2.5 million stock repurchase program approved on 7/19/16

* EBITDA is a non-GAAP financial measure. Reconciliation is provided in the tables of this press release.

Management’s Comments

Charles D. Roberson, President and Chief Executive Officer of Lakeland Industries, stated, “Our Company has just set a new standard of excellence for PPE manufacturers anywhere in the world. Following our fiscal 2021 first quarter that was extraordinary with record setting financial results, we just exceeded that as measured by key performance measures. Against a backdrop of very challenging times, I am very proud of the efforts and achievements of our global team. We are delivering for our existing and new customers alike, our shareholders, and, perhaps most importantly, for the health and safety of people around the world as we all contend with the continued COVID-19 pandemic.

“For the third consecutive quarter, we experienced increased demand for our products relating to COVID-19. We estimate 35% of our fiscal 2021 second quarter sales were related to COVID-19 demand. Because of our unique business structure, owning our manufacturing in diverse geographic locations and having long-term relationships with multiple raw material suppliers, we have avoided raw materials shortages experienced by many of our competitors. As a result, virtually all of these orders were booked, manufactured and delivered within the quarter.

“Similar to the first quarter, we continued to operate our factories that make disposable and chemical products at near maximum capacity, a running schedule of 6-days a week; 12 hours per day through out the second quarter. As a result, we were able to deliver products when our competitors – many of whom use third party contractors -- could not. This led to the establishment of 55 new customer relationships for traditional industrial products, with several placing container-sized orders for significant business that we believe may be retained, in whole or in part, going forward.

“Not all of the impact of COVID-19 on Lakeland is positive. Automotive manufacturing plants were closed for a significant portion of the second quarter and this negatively impacted our sales for a few of our product lines. The oil/gas industry has been materially weakened given the price of oil and reduced travel, so spending within this vertical market has been reduced. Based on our channel checks, municipalities lack requisite funding for additional protective garments such as turnout gear, so the California wildfires do not appear to have contributed to our sales in the second quarter and the utility sector is working smaller crews resulting in a reduction or postponement of purchasing new protective clothing.

“We have not yet resumed production of a number of disposable and chemical SKUs or product variations that had been curtailed or eliminated in the first quarter but anticipate that we will begin to slowly add additional SKUs in the coming quarters. The reintroduction of these products to our manufacturing schedule will be metered and managed so that we emerge from COVID-19 with a rationalized product offering that preserves the majority of the manufacturing efficiencies we have realized, and the resultant impact on margins. This rationalization means we expect to offer far fewer products than we have previously offered. This streamlining has led to reduced customer lead-times, more efficient, higher volume manufacturing, and stronger gross margins. Gross margin as a percentage of net sales in the second quarter set a record for any quarter at 49.5%, which compares to 37.9% in the same quarter last year and 48.6% in the first quarter of this fiscal year.

“While gross margins in the second quarter benefited from COVID-19 manufacturing, we believe a significant amount of the increase from the prior year period will continue given the process enhancements and other programs implemented to strengthen our profitability. Overall, we view this in the context of the sustainability of our financial performance exclusive of COVID-19 contributions. Aiding our initiatives to permanently strengthen our gross margins is the enhanced focus on new, high growth rate, high margin, market verticals, specifically Critical Environment and the Utilities markets. Both of these markets have significant barriers to entry in terms of product testing/verification and the technical knowledge required to service the customers.

“Cash generation and cash management continue to be a priority within our overall mission for continuous improvement in all facets of the company’s operations. We paid off our remaining debt in the second quarter and earlier this year we entered into a new, lower cost banking facility to ensure we have ample available capital to support the investments that will be required to support our long term growth initiatives. At this time, we see future organic growth, market share attainment initiatives, and any requisite expansion funded by our cash on hand and internally generated cash flow. Cash at the end of the second quarter grew by 139% since the beginning of the fiscal year even after eliminating our debt and funding our capital expenditure program.

“We plan to spend $2.0 million this year on investments in our technology platform and manufacturing capacity increases. Investments in technology solutions which commenced a few years ago are delivering results with improvements in operating and factory floor efficiencies and greater visibility into customer requirements. Capacity increases this year will focus on near-shoring certain manufacturing assets to bring capacity closer to where it is needed, and increasing production for our faster growing, higher margin products. We also will be accelerating our build out in India, where sales and production output were increased in part due to the COVID-19 outbreak.

“To put our capital expenditures into context, our investments for 2019 and 2020 combined were $4.1 million and during that period we had average quarterly revenue of nearly $26.0 million. With our improved operating capabilities and modifications in our planning amid heightened COVID-19 related demand, we were able to deliver an increase in average quarterly revenue through the first half of this year of $40.5 million for a nearly 56% improvement in quarterly sales over the last two fiscal years. On the basis of operating income, the average quarterly operating profit was approximately $1.2 million during the preceeding two year period as compared with the average quarterly operating profit through the first half of this year of approximately $11.1 million for an increase of nearly 367%. This demonstrates impressive scalability and operating leverage for a global manufacturing company.

“Based on the progress we have made in many facets of our business, we have been ensuring that certain of these improvements are sustainable such that the relevant incremental growth remains well after COVID-19 demand subsides. To this end, we are leveraging our technology investments in centralized operating systems and data-centric planning processes for improved outcomes and efficiencies, and we are making the appropriate investments to bolster the resiliency of our manufacturing operations, including modification to our SKU portfolio to provide ample variations of products for our customers that maximizes our production efficiencies. Another area of achievement has been in the management of our operating expenses. Operating expenses for the second quarter were lower than the year ago period even though our revenues increased 28%, again demonstrating the scalability and leverage we have built into our operating model.

“At this time, we see COVID-19 impacting the PPE industry until the middle of calendar 2021 which is expected to include a spending tail for global stockpiling in the first half of the year. We are a beneficiary of this crisis, but we also are making great strides to ensure that we emerge far stronger when it is over. We intend for Lakeland Industries to continue to be a player of increasing global prominence during this period and long thereafter.”

Fiscal 2021 Second Quarter Financial Results

Net sales were $35.0 million for the three months ended July 31, 2020, as compared to $27.5 million for the three months ended July 31, 2019.

On a consolidated basis for the second quarter of fiscal 2021, domestic sales were $14.5 million or 41% of total revenues and international sales were $20.6 million or 59% of total revenues. This compares with domestic sales of $14.4 million or 53% of the total and international sales of $13.0 million or 47% of the total in the same period of fiscal 2020.

The Company experienced significant growth in disposable and chemical garments primarily relating to COVID-19 demand and as a result of cultivating new industrial customers who could not procure these products from incumbent manufacturers or their subcontractors. Disposable and chemical garment sales increased year-over-year in all of the Company’s geographic markets. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in US dollars by approximately $0.3 million or 0.8% in the fiscal 2021 second quarter.

Gross profit of $17.3 million for fiscal 2021 second quarter increased from $10.4 million for the same period of the prior year. Gross profit as a percentage of net sales was 49.5% for the fiscal 2021 second quarter, an increase of nearly 12 percentage points from 37.9% a year ago. Gross margin in dollars also benefited from higher volumes and overall improved factory utilization. The higher gross margin as a percentage of sales reflects the contribution of select price increases, manufacturing efficiencies stemming from increased production hours and reduced product variations to isolate higher production runs on fewer garment lines, and an increase of new industrial customers generating larger container-sized shipments.

Operating expenses decreased 2.2% to $7.6 million for the three months ended July 31, 2020 from $7.8 million for the three months ended July 31, 2019. Operating expenses as a percentage of net sales was 21.7% for the three months ended July 31, 2020, compared to 28.3% for the same period of the prior year. The key factors for the lower operating expenses were the increases in shipping and sales commissions/compensation on higher revenues which were more than offset by operational efficiencies, ongoing expense management, reduced severance expense, and reduced travel, advertising and marketing due to COVID-19.

Lakeland reported operating profit of $9.7 million for the three months ended July 30, 2020, as compared to $12.4 million for the quarter ended April 30, 2020 and $2.6 million for the quarter ended July 31, 2019. Operating margins were 27.8% for the three months ended July 31, 2020, up from 27.1% for the three months ended April 30, 2020 and 9.6% for the second quarter of the prior fiscal year.

Income tax expense consists of federal, state and foreign income taxes. Income tax expense was $0.4 million for the three months ended July 31, 2020, compared to $1.2 million for the three months ended July 31, 2019. The Company’s approximate NOL balance for federal was $8.6 million and for state was $26.2 million at July 31, 2020.

The Company reported net income of $9.3 million or $1.17 per basic and $1.16 per diluted share for the three months ended July 31, 2020, compared with $1.4 million or $0.17 per basic and diluted share in the prior year period and $8.6 million or $1.08 per basic and $1.07 per diluted share for the three months ended April 30, 2020. The improved results for three months ended July 31, 2020 as compared to the prior year period reflects higher sales, elevated gross margin, expense management and enhanced operating efficiencies due in part to the ERP system and factory utilization. As compared to the first quarter of fiscal 2021, the higher net income resulted from incremental margin enhancement opportunities and greater operational efficiencies.

As of July 31, 2020, Lakeland had cash and cash equivalents of approximately $34.9 million, as compared to $23.5 million at April 30, 2020 and $14.6 million at January 31, 2020. The elevated cash balances is a result of increased profitability and inventory reduction driven by the demand related to the COVID-19 response and additional revenue growth associated with the cultivation of new traditional industrial customers. Accounts receivable at July 31, 2020 of $20.2 million was down from $25.1 million at April 30, 2020 due to improved collections but up from $17.7 million at January 31, 2020 due to the increased level of sales. Days sales outstanding was approximately 53 at July 31, 2020. Accounts payable and accrued liabilities at July 31, 2020 was $16.2 million, up from $11.9 million at April 30, 2020 and $10.9 million at January 31, 2020.

Working capital at July 31, 2020 was $86.6 million, an increase from $77.9 million at April 30, 2020 and $66.9 million at January 31, 2020. The Company’s $12.5 million revolving credit facility had no borrowings as of July 31, 2020. During the second quarter, Lakeland repaid both the short term borrowings of $0.1 million and the term loan of $1.2 million that were outstanding at April 30, 2020.

The Company incurred capital expenditures of approximately $0.5 million during the second quarter of fiscal 2021, up from $0.4 million from the prior year period. Capital expenditures were $0.7 million in the first half of fiscal 2021, up from $0.6 million in the prior year period. Fiscal 2021 capital expenditures are expected to be approximately $2 million, as compared with $1.0 million for all of fiscal 2020. A portion of the fiscal 2021 spending is allocated toward the phased global rollout of the ERP system, but the majority will be targeted to capacity expansion and manufacturing efficiencies.

During the three-month period ended July 31, 2020, no shares were purchased as part of the Company’s $2.5 million stock buyback program approved on July 19, 2016. To date, $1.7 million has been spent to repurchase 152,801 shares, with $800,000 remaining available under the buyback program.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2021 second quarter financial results. The conference call will be hosted by Charles D. Roberson, President and CEO, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 844-369-8770 (Domestic) or 862-298-0840 (International). For a replay of this call through September 16, 2020, dial 877-481-4010, Pass Code 36926.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($000’s Except Share Information)

ASSETS	July 31,	January 31,
	2020	2020
Current assets
Cash and cash equivalents	$34,945	$14,606
Accounts receivable, net of allowance for doubtful accounts of $759 and $497 at July 31, 2020 and January 31, 2020, respectively	20,243	17,702
Inventories	43,087	44,238
Prepaid VAT and other taxes	1,220	1,228
Other current assets	4,214	2,033
Total current assets	103,709	79,807
Property and equipment, net	9,923	10,113
Operating leases right-of-use assets	2,064	2,244
Deferred tax assets	4,630	5,939
Prepaid VAT and other taxes	332	333
Other assets	93	98
Goodwill	871	871
Total assets	$121,622	$99,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,495	$7,204
Accrued compensation and benefits	2,183	1,300
Other accrued expenses	3,555	2,445
Current maturity of long-term debt	-----	1,155
Current portion of operating lease liabilities	887	835
Total current liabilities	17,120	12,939
Long-term portion of operating lease liabilities	1,145	1,414
Total liabilities	18,265	14,353
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,489,144 and 8,481,665; outstanding 7,979,902 and 7,972,423 at July 31, 2020 and January 31, 2020, respectively	85	85
Treasury stock, at cost; 509,242 shares	(5,023)	(5,023)
Additional paid-in capital	75,494	75,171
Retained earnings	35,554	17,581
Accumulated other comprehensive loss	(2,753)	(2,762)
Total stockholders' equity	103,357	85,052
Total liabilities and stockholders' equity	$121,622	$99,405

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($000’s Except Share Information)

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019
Net sales	$35,021	$27,472	$80,603	$52,156
Cost of goods sold	17,681	17,053	41,119	34,183
Gross profit	17,340	10,419	39,484	17,973
Operating expenses	7,606	7,781	17,380	15,650
Operating profit	9,734	2,638	22,104	2,323
Other income (expense), net	31	3	37	(24)
Interest expense	(2)	(38)	(19)	(72)
Income before taxes	9,763	2,603	22,122	2,227
Income tax expense	424	1,208	4,149	1,297
Net income	$9,339	$1,395	$17,973	$930
Net income per common share:
Basic	$1.17	$0.17	$2.25	$0.12
Diluted	$1.16	$0.17	$2.23	$0.11
Weighted average common shares outstanding:
Basic	7,976,275	8,012,475	7,974,370	8,013,150
Diluted	8,079,744	8,102,342	8,062,318	8,096,227

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019

Net sales	$35,021	$27,472	$80,603	$52,156
Year over year growth	27.5%	7.2%	54.5%	4.4%
Gross profit	17,340	10,419	39,484	17,973
Gross profit %	49.5%	37.9%	49.0%	34.5%
Operating expenses	7,606	7,781	17,380	15,650
Operating expenses as a percentage of sales	21.7%	28.3%	21.6%	30.0%
Operating profit	9,734	2,638	22,104	2,323
Operating income as a percentage of sales	27.8%	9.6%	27.4%	4.5%
Interest expense	(2)	(38)	(19)	(72)
Other income net	31	3	37	(24)
Income before taxes	9,763	2,603	22,122	2,227
Income tax expense	424	1,208	4,149	1,297
Net income	$9,339	$1,395	$17,973	$930
Weighted average shares for EPS-Basic	7,976	8,012	7,974	8,013
Net income per share	$1.17	$0.17	$2.25	$0.12
Operating income	$9,734	$2,638	$22,104	$2,323
Depreciation and amortization	481	453	934	836
EBITDA	10,215	3,091	23,038	3,159
Stock-based compensation	246	(452)	409	(251)
Adjusted EBITDA	$10,461	2,639	$23,447	2,908
Cash paid for taxes (foreign)	865	655	1,726	931
Capital expenditures	546	417	740	585
Free cash flow	$9,050	$1,567	$20,981	$1,392

TTM Adjusted EBITDA	$27,656	$1,824	$27,656	$1,824
TTM cash paid for taxes (foreign)	2,495	1,373	2,495	1,373
TTM capital expenditures	1,188	2,468	1,188	2,468
TTM free cash flow	$23,972	$(872)	$23,972	$(872)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019

Net Income to EBITDA
Net Income	$9,339	$1,395	$17,973	$930
Interest	2	38	19	72
Taxes	424	1,208	4,149	1,297
Depreciation and amortization	481	453	934	836

Other income (expense)	31	3	37	(24)
EBITDA	$10,215	$3,091	$23,038	$3,159
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
Equity compensation	$246	$(452)	$409	$(251)

Adjusted EBITDA	$10,461	$2,639	$23,447	$2,908

Cash paid for taxes (foreign)	865	655	1,726	931
Capital expenditures	546	417	740	585
Free cash flow	$9,050	$1,567	$20,981	$1,392